Exhibit 99.1
LAND O’LAKES, INC.
News Release

For more information:	Jeanne Forbis 651-481-2071
Winfield Solutions Acquires Agriliance Facilities in
Arkansas, Mississippi and Louisiana
October 2, 2009 (Arden Hills, MN) ... Land O’Lakes, Inc. today announced that Winfield Solutions LLC — a wholly owned Land O’Lakes subsidiary — has acquired the Agriliance LLC retail business in Arkansas, Mississippi and Louisiana. The approximately 40 facilities affected (retail and support) will operate as Retail Agronomy Solutions, LLC, but will retain the Agriliance name at the local retail level. Terms of the acquisition were not disclosed.
Land O’Lakes officials indicated the acquisition will complement the company’s existing seed and crop protection products businesses, which are aligned under the WinField Solutions™ marketing identity.
“We are enthusiastic about the quality of the businesses, management teams and employees joining our organization, as well as about the opportunity to provide continued high-quality agronomic products and services to the producers across the region,” said Rod Schroeder, Land O’Lakes Executive Vice President and Chief Operating Officer of Winfield Solutions Crop Protection Products. “Our immediate goal is to make the transition as seamless as possible for employees, customers, suppliers and vendors. The retail facilities will retain the Agriliance name, and we anticipate no significant change in operations or staffing as a result of this transaction.”
Schroeder indicated the transition would be facilitated by the fact that Land O’Lakes has held 50-percent ownership of the facilities being acquired, through its ownership position in the Agriliance LLC joint venture (with CHS Inc.).
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with 2008 sales of $12 billion. Land O’Lakes is a Fortune 250 company which does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.
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